Exhibit 99.1

Unaudited Pro Forma Combined Financial Information
Notes
(thousands of U.S. dollars)

7.                                       Differences between United States and Canadian generally accepted accounting principles

Both IPSCO Inc. and NS Group, Inc. report their financial results in accordance with U.S. GAAP. The significant differences between U.S. and Canadian GAAP are described in the notes to IPSCO Inc.’s annual financial statements and have been reflected in the pro forma information which follows.

Unaudited Pro Forma Combined Balance Sheet
September 30, 2006
(thousands of U.S. dollars)

	U.S. GAAP Pro Forma	Canadian GAAP Adjustments	Canadian GAAP Pro Forma

Current Assets
Cash and cash equivalents	$21,128	$233	$21,361
Accounts receivable, net	450,949	790	451,739
Inventories	980,086	173	980,259
Prepaid expenses	13,836	25	13,861
Deferred income taxes	34,431	—	34,431
	1,500,430	1,221	1,501,651
Non-Current Assets
Capital assets	1,295,761	7,411	1,303,172
Amortizable intangible assets	705,459	—	705,459
Goodwill	600,858	—	600,858
Other	65,563	3,864	69,427
	2,667,641	11,275	2,678,916
Total Assets	$4,168,071	$12,496	$4,180,567

Current Liabilities
Bank indebtedness	$100,000	$—	$100,000
Accounts payable	426,502	(11,056)	415,446
Taxes payable	6,231	—	6,231
Current portion of long-term debt	20,879	(6,164)	14,715
	553,612	(17,220)	536,392
Long-Term Liabilities
Long-term debt	892,175	(110,320)	781,855
Other	57,694	(44,538)	13,156
Deferred income taxes	500,757	66,411	567,168
	1,450,626	(88,447)	1,362,179
Shareholders’ Equity
Common shares	414,499	(40,733)	373,766
Contributed surplus	22,202	—	22,202
Retained earnings	1,744,297	33,235	1,777,532
Accumulated other comprehensive loss	(17,165)	125,661	108,496
	2,163,833	118,163	2,281,996
Total Liabilities and Equity	$4,168,071	$12,496	$4,180,567

Unaudited Pro Forma Combined Statement of Income
For the Nine Months Ended September 30, 2006
(thousands of U.S. dollars)

	U.S. GAAP Pro Forma	Canadian GAAP Adjustments	Canadian GAAP Pro Forma

Sales	$3,360,188	$(107,451)	$3,252,737

Cost of sales	2,362,371	(95,427)	2,266,944

Gross income	997,817	(12,024)	985,793

Selling, general and administration	141,280	—	141,280

Operating income	856,537	(12,024)	844,513

Other income (expense)
Interest on long-term debt	(49,789)	6,337	(43,452)
Interest income, net	5,147	—	5,147
Foreign exchange	1,262	—	1,262
Other	618	(353)	265
Income before income taxes	813,775	(6,040)	807,735

Income taxes	292,649	(2,330)	290,319

Net Income	$521,126	$(3,710)	$517,416

Earnings per share
Basic	$10.97		$10.89

Diluted	$10.87		$10.79

Weighted average shares outstanding (000’s)
Basic	47,497		47,497

Diluted	47,949		47,947

Unaudited Pro Forma Combined Statement of Income
For the Year Ended December 31, 2005
(thousands of U.S. dollars)

	U.S. GAAP Pro Forma	Canadian GAAP Adjustments	Canadian GAAP Pro Forma

Sales	$3,633,622	$(89,652)	$3,543,970

Cost of sales	2,547,944	(77,984)	2,469,960

Gross income	1,085,678	(11,668)	1,074,010

Selling, general and administration	161,783	—	161,783

Operating income	923,895	(11,668)	912,227

Other income (expense)
Interest on long-term debt	(82,152)	8,770	(73,382)
Interest income, net	2,959	(5)	2,954
Foreign exchange	9,448	—	9,448
Loss on early extinguishment of debt	(16,423)	—	(16,423)
Gain on assets held for sale	1,863	—	1,863
Other	10,071	144	10,215
Income before income taxes	849,661	(2,759)	846,902

Income taxes	244,342	(1,032)	243,310

Net Income	$605,319	$(1,727)	$603,592

Earnings per share
Basic	$12.47		$12.43

Diluted	$12.35		$12.32

Weighted average shares outstanding (000’s)
Basic	48,548		48,548

Diluted	49,001		49,001